Exhibit 10.2
FIRST AMENDMENT TO
AMENDED AND RESTATED LICENSE AGREEMENT
     THIS FIRST AMENDMENT TO AMENDED AND RESTATED LICENSE AGREEMENT (this “First Amendment”), dated as of August 8, 2008, is by and between American Medical Systems, Inc., a Delaware corporation (“AMS”), and Bio Control Medical (B.C.M), Ltd., an Israeli corporation (“Bio Control”).
     WHEREAS, AMS and Bio Control entered into an Amended and Restated License Agreement, dated as of January 1, 2008 (the “Existing License Agreement”), which amended and restated the original License Agreement by and between AMS and Bio Control dated April 26, 2006;
     WHEREAS, Section 9(e) of the Existing License Agreement permits the parties to amend the terms thereof by the written agreement of AMS and Bio Control;
     WHEREAS, the First Amendment to Asset Purchase Agreement between AMS and Bio Control (the “Purchase Agreement Amendment”) is also being executed in connection with this First Amendment; and
     WHEREAS, the parties desire to amend portions of the Existing License Agreement as set forth herein.
     ACCORDINGLY, the parties hereby agree as follows:
1.	Amendment to Section 3(a). Section 3(a) of the Existing License Agreement is hereby amended in its entirety as follows:
     “(a) Percentage Royalty. Commencing on April 26, 2006, and for a period of thirteen (13) years thereafter or, if earlier, upon the expiration or termination of this Agreement, AMS shall pay to Bio Control, or its designee, a royalty equal to the percentage of Net Sales set forth below during each fiscal year of AMS occurring within the periods set forth below (subject to appropriate adjustment for any subsequent change in AMS’ fiscal year

Fiscal Period	Royalty Rate
2006 through 2009	6%
2010 through 2012	5%
2013 through 2019	4%
     All royalty payments hereunder will be reduced by the amount of any tax withholdings required to be withheld by AMS under applicable tax laws and regulations as in effect from time to time.”

2.	Sales of Licensed Products; Waiver, Release and Covenant not to Sue. Notwithstanding anything to the contrary herein, in the Existing License Agreement or any other agreements between AMS and Bio Control, and in consideration for the extension of the royalty period provided in Section 1 of this First Amendment, Bio Control agrees as follows:
     (a) Bio Control acknowledges and agrees that (i) AMS has no express or implied obligation to generate sales of Licensed Products whatsoever, and (ii) AMS may, in its sole and absolute discretion, elect to pursue other opportunities or businesses and abandon or terminate any activities that otherwise may help generate sales of Licensed Products and earn royalties thereon, at any time or decline any one or more opportunities related to generating sales of the Licensed Products and royalties, in each case for any reason or for no reason and without any liability or responsibility to Bio Control.
     (b) Bio Control hereby waives all rights it had or may have had and hereby discharges and forever releases AMS (including each of its former, current or future affiliates, parents, subsidiaries, directors, officers, shareholders, employees, agents, constituents, clients, attorneys, insurers, predecessors, successors, and assigns) from any and all claims, demands, damages and/or causes of action of any nature or description whatsoever, known or unknown, liquidated or unliquidated, that it may have had, now has, or may in the future have based on past, present or further conduct, action or inaction on the part of AMS and arising out of or in any way related to sales of Licensed Products or the generation of, or failure to generate any, royalty payments under the License Agreement (“Claims”); provided, however, that, subject to AMS’s rights under Section 2(a) hereof, the foregoing release shall not cover any Claims that relate to the failure to pay royalties that become due from AMS on future sales of Licensed Products under the Existing License Agreement, as amended hereby. Bio Control further covenants and expressly agrees not to prosecute or participate in any suit, action, cause of action or proceeding related to Claims of any kind against AMS or any of its former, current or future affiliates, parents, subsidiaries, directors, officers, shareholders, employees, agents, constituents, clients, attorneys, insurers, predecessors, successors, and assigns..
3.	Execution of Purchase Agreement Amendment. Each party shall execute the Purchase Agreement Amendment on the date they execute this First Amendment.
4.	Defined Terms. Capitalized words that are not defined herein shall have the meaning given to them in the Existing License Agreement.
5.	No Other Amendments. Except as amended herein, the Existing License Agreement shall remain in full force and effect in accordance with its original terms.
6.	Counterparts. This First Amendment may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
7.	Governing Law. This First Amendment shall be construed and enforced in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

AMERICAN MEDICAL SYSTEMS, INC.		BIO CONTROL MEDICAL (B.C.M), LTD.
a Delaware corporation		an Israeli corporation

By: Name:	/s/ Anthony P. Bihl, III Anthony P. Bihl, III	By: Name:	/s/ Ehud Cohen, Ph.D. Ehud Cohen, Ph.D.
Title:	CEO – 8/13/08	Title:	CEO
(Signature Page to First Amendment to Amended and Restated License Agreement)

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